Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-146197 on Form S-3 of our reports dated March 2, 2010, relating to the consolidated financial statements of Buckeye GP Holdings L.P. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the change in method of accounting for noncontrolling interests in 2009), and the effectiveness of Buckeye GP Holdings L.P. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Buckeye GP Holdings L.P. for the year ended December 31, 2009.
/s/ DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
March 2, 2010